Exhibit 10.3

THIRD AMENDMENT TO LEASE

This Third Amendment to the Lease (“Third Amendment”) is made effective as of May 27, 2004, by and between Digital Drive, LLC, as to an undivided 83.6634% interest, Eastman Family LLC, as to an undivided 3,1296% interest, Basalacchi Family LLC as to an undivided 2.5037% interest, and Atkinson Family LLC as to an undivided 10.7033% interest, as successors in interest to Raymond Nizibian and Mildred Louise Nizibian, Trustees of the Raymond and Mildred Louise Nizibian Trust dated April 23,1992, as to an undivided 50% interest and Raymond V. Eastman and Barbara R. Eastman, Co-Trustees for the Raymond V. Eastman and Barbara R. Eastman Family Trust UDT, dated December 4,1991 as to an undivided 50% interest, as tenants in common, (as successor in interest to G.W. REALTY PARTNERS) (“Landlord”), and BioMarin Pharmaceutical Inc., a Delaware corporation (“Tenant”) who agree as follows:

RECITALS

WHEREAS, Landlord and Tenant entered into a written Lease dated May 29,1998 (the “Lease”) in which Landlord leased to Tenant and Tenant leased from Landlord the property located at 95 Digital Drive, Novato, California improved with a building consisting of approximately 35,346 square feet (the “Leased Premises”);

WHEREAS, the term of the Lease was from February 1, 1999, through January 31, 2009 (the “Initial Term”); and,

WHEREAS, the Lease was amended July 1, 1998, and further amended October 8, 1998; and,

WHEREAS, the parties hereby desire to further amend the Lease and extend the Initial Term of the Lease for an additional period of time:

WHEREFORE, the parties hereto agree as follows:

1. Extension of Lease: The Initial Term of the Lease shall be extended for an additional five (5) years from and after January 31, 2009, so that the term of the Lease shall extend to and include January 31, 2014 (the “Extended Initial Term”).

2. Minimum Monthly Rent: The minimum monthly rent during the entire Extended Initial Term of the Lease shall be a continuation of the rent as set forth in Paragraph 3(a) of the Addendum to Lease which minimum monthly rent shall be adjusted each and every year pursuant to the Consumer Price Index as set forth in that paragraph.

3. Linked Building Improvements: Tenant has leased other buildings immediately adjacent to the Leased Premises which buildings are owned by someone other than Landlord (the “Other Buildings”). Tenant desires to construct certain improvements (“Linkage Improvements”) between the Leased Premises and the Other Buildings, as previously provided to Landlord, in order to utilize the various structures more conveniently and efficiently. Landlord shall have the right to approve plans for such improvements, prior to any construction, which consent shall not be unreasonably withheld or delayed. The cost of the Linkage Improvements shall be the sole and exclusive responsibility of Tenant. Except with respect to the sole negligence of Landlord, Tenant agrees to indemnify and hold Landlord harmless from any and all claims or causes of action, for personal injury or property damage, whether arising directly and/or indirectly, out of the physical connection of the Leased Premises to the other buildings. Tenant is to provide written confirmation that Tenant’s insurance will allow the Leased Premises to connect to the Other Buildings. Upon termination of the Lease, whether upon expiration of the term or otherwise, Tenant shall at its own cost and expense (a) remove the Linkage Improvements located on the Leased Premises, and (b) restore the portion of the Leased Premises on which the Linked Improvements were constructed to the condition thereof at (he time the Linked Improvements were first constructed.

4. Options to Extend: Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant two (2) consecutive options to further extend the Extended Initial Term of this Lease on the same terms, conditions and provisions as contained in this Lease, except as otherwise provided herein, for two successive periods of five (5) years each. The first option period shall commence at the end of the Extended Initial Lease Term of January 31, 2014, (herein called the “First Option”) and end on the day prior to the fifth (5th ) anniversary of the First Option. The second option period shall commence at the end of the First Option (herein called the “Second Option”) and end on the day prior to the fifth (5th ) anniversary of the Second Option.

(a) Each option to extend shall be exercisable by written notice from Tenant to Landlord of Tenant’s intent to exercise its election for said option given not less than 180 and not more than 270 days prior to the end of the preceding Terra, time being of the essence. If Tenant fails to timely give notice of its intent to exercise the applicable option, said option shall thereupon expire and, if the notice of intent to exercise the First Option is not timely given, the Second Option shall also thereupon expire.

(b) The minimum monthly rent during the First Option shall be a continuation of the minimum monthly rent then in effect of the last month of the Extended Initial Term of the Lease (the “Base Rent”). The Base Rent shall remain unchanged during the first three years of the First Option. Beginning on the commencement on the fourth year, the Base Rent shall be increased six (6%) percent. Beginning on the commencement on the fifth (5th) year, the Base Kent shall be increased an additional four (4%) percent. If the Second Option is exercised, the rent during the first three (3) years of the Second Option shall be the rent in effect on the last month immediately preceding the beginning of the Second Option (the “Option Base Rent”). Beginning on commencement of the fourth (4th) year of the Second Option, the Option Base Rent shall be increased by six (6%) percent. Beginning on the commencement of the fifth (5lh) year of the Second Option, the Option Base Rent shall be increased an additional four (4%) percent

(c) Tenant may only exercise each option, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of such option and on the pertinent Option Period commencement date, the Lease is in full force and effect, and an event of default has not occurred for Tenant (with any applicable cure period expired) under the Lease and (in as much as said options are intended only for the benefit of the original Tenant named in the Lease) said Tenant is continuing to operate in the Leased Premises the business referred to in the Lease and has not assigned or sublet this Lease. Notwithstanding the foregoing, each option set forth in this Paragraph 4 shall be assignable by Tenant to: (i) an affiliate or subsidiary of Tenant, or (ii) any successor corporation or other entity resulting from a merger or consolidation of Tenant or any purchaser of all or substantially all of Tenant’s assets or voting stock.

(d) Tenant shall not have any option to extend the Term of this Lease beyond the expiration of the Second Option.

5. Tenant Improvements.

(a) Landlord has received and reviewed Tenant’s improvement plans (“Tenant Improvement Plans”) in the form of drawings provided by Tenant’s architect, GEZ Architects and Engineers and its Contractor, MAI Industries. Landlord hereby approves (i) the engagement by Tenant of GEZ Architects and Engineers as Tenant’s architect and engineer for the tenant improvements indicated on the Tenant Improvement Plans (the “Tenant Improvements”) and (ii) MAI Industries as Tenant’s contractor for the construction of the Tenant Improvements. Additionally, Landlord hereby approves the Tenant Improvement Plans and the construction of the Tenant Improvements by Tenant pursuant thereto.

(b) Lessor agrees to release to Tenant in phased releases that certain original tenant improvement allowance (“Original Allowance”) payable by Landlord to Tenant in the amount of $562,948 in accordance with the below schedule: (i) 10% within five (5) days from issuance of the initial construction permit; (ii) 80% of the Original Allowance, in one or more disbursements in amounts equal to (x) the total amount of the Original Allowance multiplied by (y) a fraction the numerator of which is equal to disbursements to the Tenant under its Equipment Line (as defined below) directly related to verified paid receipts for improvements to 95 Digital Drive and the denominator of which is the total construction budget of $5,738,300.00; and (iii) the remaining unpaid portion of the Original Allowance upon issuance of the permit of occupancy by the City of Novato.

(c) As used herein, the term “Equipment Line” means that certain Loan and Security Agreement entered into by and between Tenant and Comerica Bank in the maximum principal amount of $25,000,000. For reference, Exhibit A, attached hereto, is an excerpt from the Equipment Line relating to the process for the disbursement of funds under the Equipment Line. For purposes of determining disbursement under clause (b)(ii), above, Tenant shall provide Landlord with a copy of each request for reimbursement of funds submitted to Comerica, the form of such request is attached hereto as Exhibit B, with a statement of the amounts paid for improvements to 95 Digital Drive and the receipts supporting such amounts, Landlord shall pay Tenant the amount due based upon each request within five (5) days after Landlord’s receipt of such documentation from Tenant. For reference, a copy of the construction budget is attached hereto as Exhibit C.

6. Assumption of Rights and Obligations. Successors of Landlord’s interest to this Lease, Digital Drive, LLC, Eastman Family LLC, Basalacchi Family LLC and Atkinson Family LLC, assume all of the rights and obligations of Landlord, including acknowledgement of receipt of Tenant’s Security Deposit.

7. Effectiveness of the Lease: Except as expressly set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain in full force and effect throughout the Extended Initial Term, the First Option and the Second Option.

LANDLORD:

DATED: 5.27.04		/s/ Digital Drive LLC
DIGITAL DRIVE, LLC
BACCALA REALTY, INC., Manager of DIGITAL
DRIVE LLC

		By:	/s/ Aldo J. Baccala
ALDO J. BACCALA, President of BACCALA
REALTY, INC.

DATED:	5/28/04	/s/ Eastman Family Trust
EASTMAN FAMILY LLC
THE EASTMAN FAMILY TRUST, member of
EASTMAN FAMILY LLC

		By:	/s/ Raymond V. Eastman
RAYMOND V. EASTMAN

		By:	/s/ Barbara R. Eastman
BARBARA R. EASTMAN

DATED:	5/27/04	/s/ Basalacchi Living Trust

BASALACCHI FAMILY LLC
BASALACCHI LIVING TRUST, member of
BASALACCHI FAMILY LLC

		By:	/s/ Malvina A. Cooper
MALVINA A. COOPER, Trustee of
BASALACCHI LIVING TRUST

DATED:	5/27/04	/s/ The Atkinson Family Trust

ATKINSON FAMILY LLC
THE ATKINSON FAMILY TRUST, Member of
ATKINSON FAMILY LLC

		By:	/s/ Jack A. Atkinson
JACK A. ATKINSON

		By:	/s/ Virginia G. Atkinson
VIRGINIA G. ATKINSON

LESSEE:		BioMarin Pharmaceuticals, Inc.

By:

DATED:	June 10, 2004	/s/ Fredric D. Price
Fredric D. Price
Chairman of the Board and Chief Executive Officer

EXHIBIT A

2.1 Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a) Equipment Advances.

(i) Subject to and upon the terms and conditions of this Agreement, at any time from the date hereof through November     , 2005, Bank agrees to make advances (each an “Equipment Advance” and, collectively, the “Equipment Advances”) to Borrower in an aggregate principal amount not to exceed the Equipment Line. Each Equipment Advance shall not exceed one hundred percent (100%) of the invoice amount of equipment, furniture, and tenant improvements, and any taxes, costs and expenses associated therewith (which Borrower shall, in any case, have purchased within 180 days of the corresponding Equipment Advance). Notwithstanding the foregoing, no more than 75% of the total available Equipment Line may be used to finance tenant improvements.

(ii) Interest shall accrue from the date of each Equipment Advance at the rate specified in

Section 2.2, and shall be payable monthly until the next Amortization Start Date on the                          day of each month. On each Amortization Start Date, any Equipment Advances that are outstanding and not already amortizing shall be payable in equal monthly installments of principal, plus all accrued interest, beginning on the following              calendar day after such date and continuing on the same day of each month thereafter through the Equipment Maturity Date, at which time all amounts owing under this Section 2.1(b) and any other amounts owing under this Agreement shall be immediately due and payable. Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Equipment Advances without penalty or premium.

(iii) When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank

(which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice and proof of payment of such invoice for any Equipment to be financed.